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News Release	Exhibit 99 1100 Brashear Ave., Suite 200 Morgan City, Louisiana 70380 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Reports First Quarter 2004 Results

Morgan City, Louisiana (May 5, 2004) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $132,000 and loss per diluted share of $0.02 for the three months ended March 31, 2004 compared to a net loss of $321,000 and loss per diluted share of $0.04 for the first quarter of 2003.

Revenues for the three months ended March 31, 2004 were $11.7 million compared to $10.5 million for the first quarter of 2003. The Company’s backlog was $37.1 million at March 31, 2004 as compared to $43.6 million at December 31, 2003 and $31.8 million at March 31, 2003.

Gross profit was $1.0 million (8.6% of revenue) for the first three months of 2004 as compared to gross profit of $815,000 (7.8% of revenue) for the first quarter of 2003.

Vessel construction segment revenue for the first quarter increased $676,000, or 9.9%, and gross profit increased $249,000, or 110.2%, as compared to vessel construction revenue and gross profit in the first quarter of 2003. Vessel construction segment revenue for the current quarter increased $2.7 million while gross profit increased $542,000 compared to the fourth quarter of 2003. Vessel construction production hours for the first quarter of 2004 increased by 8.4% compared to the same period in 2003 and 63.0% compared to the fourth quarter of 2003. The increase in revenue in the current period compared to the fourth quarter of 2003 is primarily a result of the sale of barges built and not under customer contract at the end of 2003 and an increase in production hours attributable to the timing of the execution of the Company’s significant backlog.

Johnny Conrad, Conrad’s President and CEO commented, "A significant contract in our vessel construction segment has successfully transitioned from design to production. In addition, several of the vessels in our backlog during the first quarter of 2004 are in the initial stages of construction. As a result, vessel construction margins should improve when the vessels reach a higher degree of completion and the associated risks are mitigated."

Repair segment revenue increased $553,000, or 15.1%, while gross profit decreased $53,000, or 9.0% as compared to repair segment revenue and gross profit in the first quarter of 2003. Repair segment revenue and gross profit increased $2.1 million and $551,000, respectively, compared to the fourth quarter of 2003. The repair segment had a 23.2% increase in production hours compared to the first quarter of 2003 and an increase of 116.4% compared to the fourth quarter of 2003.

Mr. Conrad added, "The repair segment continues to be difficult. We responded to the depressed conditions by strategically entering into a single, large, low margin fixed price repair job. This job allowed us to absorb some overhead and preserve margins on the other repair work. We have seen an increase in repair and conversion activity and are hopeful that it is more than just normal seasonal workload patterns; however, there continues to be little to no visibility at this time into the repair market.

We have responded to these challenges by, among other things, aggressively reducing our costs, pursuing new business opportunities, and seeking to operate more efficiently. The cost reduction plan implemented last year is beginning to be realized. We will continue to seek out other opportunities to reduce costs while focusing on strengthening our customer relationships and our core competencies."

Management of the Company will host a conference call on Thursday, May 6, 2004 at 9:30 a.m. CDT, to discuss the Company’s financial results for the quarter ended March 31, 2004. The call is accessible to the public by telephone. Dial (866) 238-1422 approximately 10 minutes before the call. The reference identification for the conference call is 454659 or "Conrad Conference". A replay of the call will be available through Thursday, May 13, 2004, and may be accessed by dialing (888) 266-2081 PIN 454659.

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore supply vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad’s reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information	March 31,	December 31,
(In thousands)	2004	2003

Cash	$ 6,944	$ 4,412
Working capital	$ 4,894	$ 5,024
Property, plant & equipment, net	$ 34,323	$ 34,156
Total assets	$ 55,385	$ 53,916
Long term debt, including current
portion	$ 16,073	$ 16,506
Shareholders' equity	$ 25,260	$ 25,392

Conrad Industries, Inc. Summary Results of Operations
(In thousands, except per share amounts)	Three months ended
	March 31,
Statement of Operations Data:	2004	2003
Revenue:
Vessel construction	$ 7,476	$ 6,800
Repair and conversions	4,227	3,674
Total revenue	11,703	10,474
Cost of revenue:
Vessel construction	7,001	6,574
Repair and conversions	3,691	3,085
Total cost of revenue	10,692	9,659
Gross profit:
Vessel construction	475	226
Repair and conversions	536	589
Total gross profit	1,011	815
S G & A expenses	1,147	1,243
Loss from operations	(136)	(428)
Interest Expense	128	66
Other expenses (income), net	(57)	(4)
Loss before income taxes	(207)	(490)
Benefit for income taxes	(75)	(169)
Net loss	$ (132)	$ (321)

Basic and diluted loss per share	$ (0.02)	$ (0.04)

Weighted average common shares outstanding:
Basic	7,236	7,236
Diluted	7,236	7,236

EBITDA (1)	$ 534	$ 73
EBITDA, as a percent of revenue	4.6%	0.7%

Net cash provided by operating activities	$ 2,768	$ 234
Net cash used in investing activities	$ (166)	$(1,703)
Net cash (used in) provided by financing activities	$ (70)	$ 879

Operating data: Production labor hours	153	132

Depreciation & Amortization:
Vessel construction	$ 251	$ 221
Repair and conversions	270	178
Included in SG&A	92	98
Total depreciation & amortization	$ 613	$ 497

(1)	Represents earnings before deduction of interest, taxes, depreciation and amortization. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. We have included information concerning EBITDA as supplemental disclosure because management believes that EBITDA provides meaningful information regarding a company's historical ability to incur and service debt. EBITDA as defined and measured by us may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of our profitability or liquidity.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA for the periods presented (in thousands):

	Three months ended
	March 31,
	2004	2003

Net cash provided by operating activities	$ 2,768	$ 234
Interest expense	128	66
Benefit for income taxes	(75)	(169)
Deferred income tax (provision) benefit	(13)	38
Gain on sale of assets	51	-
Changes in operating assets and liabilities	(2,325)	(96)
EBITDA	$ 534	$ 73